Exhibit 99.2
14375 NW Science Park Drive
Portland, OR 97229

February 8, 2018

CFO Commentary on Fourth Quarter, Full Year 2017 Financial Results
and 2018 Financial Outlook

Financial Information
Please reference accompanying financial information in the corresponding earnings release at
http://investor.columbia.com/results.cfm

Conference Call
The company will host a conference call on Thursday, February 8, 2018 at 5:00 p.m. ET to review fourth quarter, full year 2017 financial results, as well as its full year 2018 financial outlook. To participate, please dial (877) 407-9205 in the United States. The call will be webcast live on the Investor Relations section of the company’s website http://investor.columbia.com where it will remain available until February 8, 2019.

Fourth Quarter 2017 Financial Summary

•	Record net sales of $776.0 million, an 8 percent increase compared to the fourth quarter of 2016.

•
Fourth quarter 2017 non-GAAP financial measures exclude Project CONNECT program expenses and discrete costs of approximately $6.3 million, $3.9 million net of tax, or $0.05 per diluted share, and Tax Cuts and Jobs Act (TCJA) related income tax expense of $95.6 million, or $1.36 per diluted share.

•	Operating margin of 14.1 percent, and non-GAAP operating margin of 14.9 percent, compared to 14.0 percent in the prior year quarter.

•
Loss per share of $0.10, largely due to incremental income tax expense related to the TCJA, and non-GAAP diluted earnings per share of $1.31, compared to diluted earnings per share of $1.20 in the prior year quarter.

	GAAP			Non-GAAP
	Q4 2017 (millions)	Q4 2016 (millions)	% Change	Q4 2017 (millions)	Q4 2016 (millions)	% Change
Net sales	$776.0	$717.4	8%	$776.0	$717.4	8%
Gross margin	47.9%	47.1%	80 bps	47.9%	47.1%	80 bps
SG&A rate	34.4%	33.6%	80 bps	33.6%	33.6%	0 bps
Operating income	$109.4	$100.4	9%	$115.6	$100.4	15%
Operating margin	14.1%	14.0%	10 bps	14.9%	14.0%	90 bps
Net income (loss)	($7.1)	$84.7	(108)%	$92.5	$84.7	9%
Earnings (loss) per share	($0.10)	$1.20	(108)%	$1.31	$1.20	9%

Full Year 2017 Financial Summary

•	Record net sales of $2.47 billion, a 4 percent increase compared to full year 2016.

•
Net sales through the company's global direct-to-consumer (DTC) businesses increased 10 percent compared to the prior year, and represented approximately 40 percent of consolidated net sales, including approximately 9 percent of net sales from our global e-commerce businesses.

•
Full year 2017 non-GAAP financial measures exclude Project CONNECT program expenses and discrete costs of approximately $14.9 million, $9.4 million net of tax, or $0.13 per diluted share, and TCJA-related income tax expense of $95.6 million, or $1.36 per diluted share.

•	Operating margin of 10.7 percent, and non-GAAP operating margin of 11.3 percent, compared to 10.8 percent in the prior year.

•	Diluted earnings per share of $1.49, and non-GAAP diluted earnings per share of $2.98, compared to diluted earnings per share of $2.72 in the prior year.

•	Record cash and short-term investment balances of $768.1 million at December 31, 2017.

•	Record operating cash flow of $341.1 million.

•	Consolidated inventory of $457.9 million at December 31, 2017, a decline of $30.1 million, or 6 percent, compared to December 31, 2016.

	GAAP			Non-GAAP
	FY 2017 (millions)	FY 2016 (millions)	% Change	FY 2017 (millions)	FY 2016 (millions)	% Change
Net sales	$2,466.1	$2,377.0	4%	$2,466.1	$2,377.0	4%
Gross margin	47.0%	46.7%	30 bps	47.0%	46.7%	30 bps
SG&A rate	36.9%	36.4%	50 bps	36.3%	36.4%	(10) bps
Operating income	$263.0	$256.5	3%	$277.8	$256.5	8%
Operating margin	10.7%	10.8%	(10) bps	11.3%	10.8%	50 bps
Net income	$105.1	$191.9	(45)%	$210.1	$191.9	9%
Earnings per share	$1.49	$2.72	(45)%	$2.98	$2.72	10%

Full Year 2018 Financial Outlook Summary

Full Year 2018 (U.S. Dollar)
	GAAP	Non-GAAP*
Net sales growth	5.5% to 7.5%	4.0% to 6.0%
Gross margin expansion	up to 140 bps	up to 60 bps
SG&A expense deleverage	170 bps to 190 bps	40 bps to 50 bps
Income from operations	$263 to $273 million	$290 to $300 million
Operating margin	10.1% to 10.3%	11.3% to 11.5%
Licensing Income	up to $13.5 million	up to $13.5 million
Effective income tax rate	approximately 22%**	approximately 22%**
Net income	$203 to $211 million	$224 to $231 million
Diluted earnings per share	$2.88 to $2.98	$3.17 to $3.27

* Full year 2018 non-GAAP financial measures exclude net sales of approximately $40 million, with an offsetting increase in selling, general and administrative (SG&A) expenses of approximately $40 million related to changes in revenue accounting standards, as well as Project CONNECT program expenses and discrete costs of approximately $27 million, $21 million net of tax, or $0.29 per diluted share.

** Our full year 2018 financial outlook anticipates an estimated full-year effective income tax rate of approximately 22 percent, which may be affected by further refinement of our 2017 provisional TCJA estimates, as well as changes in our geographic mix of pre-tax income and other discrete events that may occur during the year.

The Full Year 2018 Financial Outlook section below contains a more detailed discussion of the factors contributing to this outlook.

Fourth Quarter 2017 Financial Results

(All comparisons are between fourth quarter 2017 and fourth quarter 2016, unless otherwise noted).

Net Sales

Consolidated fourth quarter net sales increased 8 percent to a record $776.0 million, driven by performance in the U.S. and Europe-direct.

Geographies

				Constant-
				currency
	Net Sales (millions)	Net Sales (millions)	Net Sales	Net Sales
	Q4 2017	Q4 2016	% Change	% Change
United States	$492.6	$455.4	8%	8%
LAAP	154.3	151.9	2%	3%
EMEA	83.5	70.1	19%	14%
Canada	45.6	40.0	14%	9%
Total	$776.0	$717.4	8%	8%

•	United States

◦
DTC net sales increased low-double-digit percent, driven by brick & mortar store net sales growth and modest e-commerce growth, reflecting the strategic decision to reduce promotional activity relative to the fourth quarter of 2016.

◦
Wholesale net sales increased mid-single-digit percent, with benefits from a shift in the timing of shipments of Fall 2017 advance wholesale orders from the third quarter into the fourth quarter, and improved order conversion of Fall 2017 product, partially offset by the comparative effects of sales to U.S. wholesale customers who have undergone bankruptcies, liquidations and store closures, as well as more limited closeout sales as a function of reduced levels of excess inventory.

◦
During the fourth quarter of 2017, the company operated 129 U.S. retail stores (105 outlet; 24 branded) and 4 branded e-commerce sites, compared with 118 stores (93 outlet; 25 branded) and 5 branded e-commerce sites during the same period in 2016.

•	Latin America/Asia Pacific (LAAP)

◦
LAAP distributor net sales increased high-single-digit percent, driven by a shift in the timing of Spring 2018 advance orders from the first quarter of 2018 into the fourth quarter of 2017 relative to the fourth quarter of 2016.

◦
China net sales increased low-single-digit percent (essentially flat constant-currency) with e-commerce growth partially offset by wholesale declines reflecting increased sales returns following the strategic decision to transition our Beijing wholesale business to new dealers in order to revitalize growth in the Beijing market.

◦	Japan net sales increased low-single-digit percent (mid-single-digit percent constant-currency), driven by DTC growth, offsetting a slight wholesale decline.

◦	Korea net sales were essentially flat (low-single-digit percent net sales decline constant-currency).

•	Europe/Middle East/Africa (EMEA)

◦	Europe-direct net sales increased high-20 percent (high-teens percent constant-currency), driven by increased Fall 2017 advance wholesale orders and reorders as well as increased DTC sales.

◦	EMEA distributor net sales increased mid-single-digit percent, largely due to shipments of increased Spring 2018 advance orders to our Russian distributor.

•	Canada

◦	DTC net sales increased low-20 percent (mid-teens percent constant-currency), driven by growth in both brick & mortar stores and e-commerce.

◦	Wholesale net sales increased low-double-digit percent (mid-single-digit percent constant-currency), driven by increased Fall 2017 advance wholesale orders.

Brands

				Constant-
				currency
	Net Sales (millions)	Net Sales (millions)	Net Sales	Net Sales
	Q4 2017	Q4 2016	% Change	% Change
Columbia	$602.4	$552.3	9%	9%
SOREL	113.9	103.8	10%	8%
prAna	30.4	28.2	8%	8%
Mountain Hardwear	28.4	31.3	(9)%	(10)%
Other	0.9	1.8	(50)%	(44)%
Total	$776.0	$717.4	8%	8%

•
Columbia brand net sales increased in all regions, led by the U.S. and Europe-direct. U.S. DTC net sales were up low-double-digit percent, while U.S. wholesale net sales increased mid-single-digit percent driven by a shift in timing of Fall 2017 advance wholesale orders from the third quarter into the fourth quarter and improved order conversion. Europe-direct sales growth was driven by shipments of advance Fall 2017 orders and wholesale reorders.

•
SOREL brand net sales increased in U.S. wholesale, driven by a shift in the timing of Fall 2017 advance wholesale orders from the third quarter into the fourth quarter, and higher closeout sales. SOREL brand net sales also increased in Europe-direct, supported by increased demand for cold-weather product.

•	prAna brand net sales growth was driven by U.S. e-commerce.

•
Mountain Hardwear brand net sales declined primarily as a result of a net sales decline in U.S. Fall 2017 advance wholesale orders, partially offset by increased closeout sales, and a net sales decline in Korea.

Product Categories

				Constant-
				currency
	Net Sales (millions)	Net Sales (millions)	Net Sales	Net Sales
	Q4 2017	Q4 2016	% Change	% Change
Apparel, Accessories and Equipment	$578.3	$535.8	8%	7%
Footwear	197.7	181.6	9%	8%
Total	$776.0	$717.4	8%	8%

•	Apparel, Accessories & Equipment net sales increased in the Columbia and prAna brands, partially offset by a net sales decline in the Mountain Hardwear brand.

•	Footwear net sales growth was driven by the SOREL brand, followed by growth in the Columbia brand.

Gross Margin

Fourth quarter 2017 gross margin expanded 80 basis points to a record 47.9 percent compared to 47.1 percent in last year's fourth quarter, primarily reflecting:

•	a favorable sourcing environment resulting in lower product input costs for Fall 2017;

•	a higher proportion of higher margin full-price versus closeout product sales; and

•	a higher proportion of DTC net sales which generally carry higher gross margin.

Selling, General and Administrative (SG&A) expenses

Fourth quarter 2017 SG&A expenses increased $25.8 million, or 11 percent, to $267.0 million, or 34.4 percent of net sales, compared to 33.6 percent of net sales in last year’s fourth quarter, resulting in 80 basis points of SG&A expense deleverage.

The increased SG&A expenses included:

•	increased expenses related to the company’s expanding global DTC businesses;

•	Project CONNECT program and discrete expenses;

•	increased demand creation spending; and

•	increased incentive compensation.

Excluding $6.3 million in Project CONNECT program expenses and discrete costs, fourth quarter 2017 non-GAAP SG&A expenses increased $19.5 million, or 8 percent, to $260.8 million, or 33.6 percent of net sales, compared to 33.6 percent of net sales in last year’s fourth quarter.

Licensing

Net licensing income increased 25 percent to $5.0 million, driven by net sales growth of newer licensing partners.

Operating Income

Fourth quarter operating income increased 9 percent to a record $109.4 million, or 14.1 percent of net sales, compared to $100.4 million, or 14.0 percent of net sales, for the same period in 2016.

Excluding $6.3 million in Project CONNECT program expenses and discrete costs, fourth quarter 2017 non-GAAP operating income increased 15 percent to $115.6 million, or 14.9 percent of net sales, compared to $100.4 million, or 14.0 percent of net sales, in last year's fourth quarter.

Income Tax Expense

Income tax expense for the fourth quarter of 2017 was $116.5 million, including $95.6 million of TCJA-related income tax expense.

The Tax Reform section below contains a more detailed discussion of the effect of the TCJA on fourth quarter income tax expense.

Fourth quarter 2017 non-GAAP income tax expense, excluding the effect of Project CONNECT and TCJA-related income tax expense, was $23.2 million resulting in an effective income tax rate of 19.9 percent, compared to $15.2 million, or 15.1 percent, for the same period last year. Our non-GAAP effective income tax rate increased primarily due to a discrete benefit from the utilization of foreign tax credits in the fourth quarter of 2016.

Net Income

Fourth quarter net income declined 108 percent to a fourth quarter loss of $7.1 million, or $0.10 loss per share, due to incremental income tax expense related to the TCJA, compared to net income of $84.7 million, or $1.20 earnings per diluted share, in last year's fourth quarter.

Excluding Project CONNECT program expenses and discrete costs of approximately $6.3 million, $3.9 million net of tax, or $0.05 per diluted share, and TCJA-related income tax expense of $95.6 million, or $1.36 per diluted share, fourth quarter 2017 non-GAAP net income increased 9 percent to $92.5 million, or $1.31 per diluted share, compared to $84.7 million, or $1.20 per diluted share, in last year's fourth quarter.

Regular Quarterly Cash Dividend

The board of directors authorized a 16 percent increase in the regular quarterly dividend from $0.19 to $0.22 per share, payable on March 22, 2018 to shareholders of record on March 9, 2018.

Full Year 2017 Financial Results:

(All comparisons are between full year 2017 and full year 2016, unless otherwise noted).

Net Sales

Consolidated 2017 net sales increased 4 percent to a record $2.47 billion, compared with 2016 net sales of $2.38 billion.

Global DTC net sales increased 10 percent, and represented approximately 40 percent of consolidated net sales, including approximately 9 percent of net sales from our global e-commerce businesses.

Global wholesale and distributor net sales were flat, affected by the comparative effects of sales to U.S. wholesale customers who have undergone bankruptcies, liquidations and store closures over the past 24 months.

Geographies

				Constant-
				currency
	Net Sales (millions)	Net Sales (millions)	Net Sales	Net Sales
	FY 2017	FY 2016	% Change	% Change
United States	$1,520.0	$1,505.2	1%	1%
LAAP	475.1	453.7	5%	6%
EMEA	293.7	253.5	16%	14%
Canada	177.3	164.6	8%	4%
Total	$2,466.1	$2,377.0	4%	4%

•	United States

◦	DTC net sales increased high-single-digit percent, primarily reflecting growth in brick & mortar stores, followed by e-commerce.

◦	Wholesale net sales declined mid-single-digit percent, primarily due to the effects of U.S. wholesale customers that have undergone bankruptcies, liquidations and store closures.

•	LAAP

◦
LAAP distributor net sales increased mid-20 percent, driven by shipments of increased advance orders for both Spring 2017 and Fall 2017, as well as a favorable shift in timing of both Spring 2017 and Spring 2018 advance orders relative to the prior year.

◦
China net sales increased low-single-digit percent (mid-single-digit percent constant-currency) driven by continued net sales growth in e-commerce, partially offset by net sales declines from brick & mortar stores and wholesale. Wholesale net sales were affected by the strategic decision to transition our Beijing wholesale business to new dealers in order to revitalize growth in the Beijing market.

◦	Japan net sales increased low-single-digit percent (mid-single-digit percent constant-currency) driven by growth in DTC, partially offset by net sales declines in wholesale.

◦	Korea net sales were essentially flat (low-single-digit percent net sales decline constant-currency).

•	EMEA

◦
Europe-direct net sales increased low-20 percent (high-teens percent constant-currency), driven by increased advance wholesale orders for both Spring 2017 and Fall 2017 and increased DTC net sales. This represents the third consecutive year of double-digit percent constant-currency net sales growth in the region.

◦	EMEA distributor net sales increased mid-single-digit percent driven by improving sales conditions in Russia.

•	Canada

◦	Wholesale net sales increased mid-single-digit percent (declined low-single-digit percent constant-currency).

◦	DTC net sales increased high-teens percent (high-single-digit percent constant currency), driven by both brick & mortar stores and e-commerce.

Brands

				Constant-
				currency
	Net Sales (millions)	Net Sales (millions)	Net Sales	Net Sales
	FY 2017	FY 2016	% Change	% Change
Columbia	$1,990.3	$1,910.1	4%	4%
SOREL	228.8	213.0	7%	6%
prAna	140.9	139.9	1%	1%
Mountain Hardwear	101.6	104.0	(2)%	(3)%
Other	4.5	10.0	(55)%	(54)%
Total	$2,466.1	$2,377.0	4%	4%

•
Columbia brand net sales growth was driven by increased net sales in U.S. DTC, in Europe-direct, and to a lesser degree with LAAP distributors, in Canada and with EMEA distributors. This net sales growth was partially offset by a decline in U.S. wholesale.

•
SOREL brand net sales growth was driven by increased net sales in Europe-direct, U.S. wholesale and Canada. Net sales growth in the U.S. was driven by increased net sales of lighter-weight fall and winter product, expansion of SOREL’s Spring 2017 product line, and higher closeout sales volume. SOREL brand net sales also increased in Europe-direct, supported by increased demand for cold-weather product.

•	prAna brand net sales growth was driven by U.S. DTC, primarily due to e-commerce, largely offset by lower Fall 2017 advance wholesale orders in the U.S.

•
Mountain Hardwear brand net sales decline was led by U.S. wholesale due to lower shipments of Fall 2017 advance wholesale orders, partially offset by increased closeout sales to liquidate prior season inventory, as well as a net sales increase in U.S. DTC.

Product Categories

				Constant-
				currency
	Net Sales (millions)	Net Sales (millions)	Net Sales	Net Sales
	FY 2017	FY 2017	% Change	% Change
Apparel, Accessories and Equipment	$1,928.0	$1,865.4	3%	3%
Footwear	538.1	511.6	5%	5%
Total	$2,466.1	$2,377.0	4%	4%

•	Global Apparel, Accessories & Equipment net sales growth was driven primarily by the Columbia brand.

•	Global Footwear net sales growth was led by the SOREL brand, followed by the Columbia brand.

Gross Margin

Full year 2017 gross margin expanded 30 basis points to a record 47.0 percent from 46.7 percent in 2016, reflecting:

•	a favorable sourcing environment resulting in lower product input costs for Spring 2017 and Fall 2017;

•	lower inventory provisions for obsolete inventory;

•	a higher proportion of DTC net sales which generally carry higher gross margin; and

•	slightly favorable foreign currency hedge rates; partially offset by

•	a higher volume of closeout product sales which generally carry lower gross margin.

SG&A Expenses

SG&A expenses increased $46.8 million, or 5 percent, to $910.9 million, representing 36.9 percent of net sales, compared to $864.1 million, or 36.4 percent of net sales in 2016, representing 50 basis points of SG&A expense deleverage.

The increased SG&A expenses included:

•	increased costs to support the company’s expanding DTC businesses;

•	Project CONNECT program expenses and discrete costs;

•	increased personnel costs and incentive compensation to support strategic initiatives and business growth; and

•	increased demand creation spending.

Marketing expenses were $121.8 million in 2017, or 4.9 percent of net sales, up from $118.7 million in the prior year. We remain committed to our strategic priority to drive brand awareness and sales growth in our wholesale and DTC businesses through increased, focused demand creation investments.

Excluding $14.9 million in Project CONNECT program expenses and discrete costs, full year 2017 non-GAAP SG&A expenses increased $31.9 million, or 4 percent, to $896.0 million, representing 36.3 percent of net sales, compared to $864.1 million, or 36.4 percent of net sales in 2016, representing 10 basis points of SG&A expense leverage.

Licensing

Net licensing income totaled $13.9 million, compared with $10.2 million in 2016, driven by net sales growth in newer licensing partners.

Operating Income

Full year 2017 operating income increased 3 percent to $263.0 million, or 10.7 percent of net sales, compared with full year 2016 operating income of $256.5 million, or 10.8 percent of net sales.

Excluding $14.9 million in Project CONNECT program expenses and discrete costs, full year 2017 non-GAAP operating income increased 8 percent to $277.8 million, or 11.3 percent of net sales, compared with full year 2016 operating income of $256.5 million, or 10.8 percent of net sales.

Income Tax Expense

Income tax expense for 2017 was $154.4 million, which included $95.6 million of TCJA-related tax expense.

The Tax Reform section below contains a more detailed discussion of the effects of the TCJA on 2017 income tax expense.

Full year 2017 non-GAAP income tax expense, excluding the effects of Project CONNECT and TCJA-related tax expense was $64.3 million, resulting in an effective income tax rate of 22.8 percent, compared to $58.5 million, or 22.8 percent, for the same period last year.

Net Income

2017 net income declined 45 percent to $105.1 million, or $1.49 per diluted share. Full year 2016 net income totaled $191.9 million, or $2.72 per diluted share.

Excluding Project CONNECT program expenses and discrete costs of approximately $14.9 million, $9.4 million net of tax, or $0.13 per diluted share, and TCJA-related income tax expense of $95.6 million, or $1.36 per diluted share, full year 2017 non-GAAP net income increased 9 percent to $210.1 million, or $2.98 per diluted share. Full year 2016 net income totaled $191.9 million, or $2.72 per diluted share.

Balance Sheet

At December 31, 2017, cash and short-term investments totaled $768.1 million, compared to $551.9 million at December 31, 2016.

At December 31, 2017, $378.4 million of cash and short-term investments were held by our foreign subsidiaries where a repatriation of those funds to the United States would have resulted in significant tax expense before the enactment of the TCJA.

In light of increased cash balances, strong cash flow generation in 2017, and our expectation under revised U.S. tax laws to repatriate approximately $200 million of cash currently held in foreign jurisdictions, the company has chosen to provide additional insight into priorities for its use of cash in the Capital Allocation section below.

Consolidated accounts receivable at December 31, 2017 totaled $364.9 million, a 9 percent increase compared with December 31, 2016. Consolidated Days Sales Outstanding (DSO) at December 31, 2017 stood at 42 days, consistent with December 31, 2016.

Consolidated inventory of $457.9 million at December 31, 2017 declined $30.1 million, or 6 percent, compared to December 31, 2016, as a result of disciplined inventory management across geographies and brands.

We are pleased with the composition of inventory exiting the year, including a decline in excess and closeout inventory compared with the prior year.

Our 2017 return on invested capital of 18.6% increased by 170 basis points compared to the prior year.

Full Year 2017 Cash Flow

Operating cash flow for the year ended December 31, 2017 was a record $341.1 million, compared to $275.2 million in 2016.

Capital expenditures totaled $53.4 million in 2017, compared to $50.0 million in 2016.

During 2017, the company paid dividends totaling $50.9 million, and repurchased 665,095 shares for a total of $35.5 million.

At December 31, 2017, approximately $137.9 million remained available under the current share repurchase authorization. The share repurchase authorization does not obligate the company to acquire any specific number of shares or to acquire shares over any specified period of time.

Full Year 2018 Financial Outlook

Our objective in providing a forward-looking financial outlook is to help investors understand our business and the variables that we consider when planning our business and evaluating our own performance.

All projections related to anticipated future results are forward-looking in nature and may change, perhaps significantly. Our annual net sales are weighted more heavily toward the Fall/Winter season, while operating expenses are more equally distributed throughout the year, resulting in a highly seasonal net sales and profitability pattern weighted toward the second half of the year.

Spring and Fall season advance wholesale orders typically drive a significant portion of our annual net sales and are two of several significant factors we use to formulate our full year outlook. However, among the many risks inherent in our global business, our projected full year net sales and profitability may be materially affected by unfavorable weather patterns and other factors that affect consumer demand and store traffic and lead to higher-than-anticipated order cancellations and lower reorders by our wholesale customers or lower-than-projected net sales through our DTC businesses, particularly during the fourth quarter. Projections are predicated on normal seasonal weather globally.

In addition, bankruptcies and further consolidation among U.S. wholesale customers, such as those we experienced during 2016 and 2017, create increased uncertainty in our ability to predict near-term net sales and profitability. We are also facing macroeconomic, competitive and geopolitical uncertainties as well as foreign currency exchange rate volatility in several major markets, making it more difficult to forecast our net sales and profitability.

Our 2018 outlook assumes that current macroeconomic and market conditions in key markets do not worsen, and that global regulatory and tax policies remain largely unaltered for the balance of the year. The Tax Reform section below contains a more detailed discussion of the effects of TCJA on income tax expense.

In addition, the outlook is based on the company’s adoption of new revenue accounting guidance, Accounting Standards Codification (ASC) Topic 606, which is effective in 2018. As required by the new guidance, the company wil1 provide a reconciliation to the old revenue accounting guidance for the 2018 transition year.

Taking the above factors into consideration, our current full year 2018 outlook anticipates:

Full Year 2018 (U.S. Dollar)
	GAAP	Non-GAAP*
Net sales growth	5.5% to 7.5%	4.0% to 6.0%
Gross margin expansion	up to 140 bps	up to 60 bps
SG&A expense deleverage	170 bps to 190 bps	40 bps to 50 bps
Income from operations	$263 to $273 million	$290 to $300 million
Operating margin	10.1% to 10.3%	11.3% to 11.5%
Licensing Income	up to $13.5 million	up to $13.5 million
Effective income tax rate	approximately 22%**	approximately 22%**
Net income	$203 to $211 million	$224 to $231 million
Diluted earnings per share	$2.88 to $2.98	$3.17 to $3.27

*Full year 2018 non-GAAP financial measures exclude net sales of approximately $40 million, with an offsetting increase in SG&A expenses of approximately $40 million related to changes in revenue accounting standards, as well as Project CONNECT program expenses and discrete costs of approximately $27 million, $21 million net of tax, or $0.29 per diluted share.

** The full year 2018 financial outlook anticipates an estimated full-year effective income tax rate of approximately 22 percent, which may be affected by further refinement of our 2017 provisional TCJA estimates, as well as changes in our geographic mix of pre-tax income and other discrete events that may occur during the year.

Net Sales

The company currently expects 2018 net sales growth of 5.5 to 7.5 percent compared with 2017 net sales of $2.47 billion. The company expects non-GAAP net sales growth of approximately 4.0 to 6.0 percent (including less than one percent contribution from foreign currency), which excludes approximately $40 million in net sales due to changes in revenue accounting standards.

Our 2018 outlook is further based on the expectation of non-GAAP net sales growth in the Columbia, SOREL, and prAna brands and a modest decline in Mountain Hardwear net sales as brand repositioning continues. Other assumptions considered in our non-GAAP net sales outlook include:

•	U.S. net sales growth of mid-single-digit percent, consisting of high-single-digit percent growth in DTC net sales and low-single-digit percent growth in wholesale net sales.

•
EMEA net sales increase of low-teens percent (high-single-digit percent constant-currency), consisting of a mid-teens percent increase (low-double-digit percent constant-currency) in Europe-direct, and a mid-single-digit percent increase with EMEA distributors.

•	LAAP net sales increase of low-single-digit percent, including:

◦	China net sales increase of mid-single-digit percent;

◦	Japan net sales increase of low-single-digit percent;

◦	Korea net sales decline of low-single-digit percent (mid-single-digit percent decline constant-currency); and

◦	LAAP distributor net sales decline of low-single-digit percent.

•	Mid-single-digit percent net sales growth in Canada.

Gross Margin

The company expects 2018 gross margin to improve by up to 140 basis points and non-GAAP gross margin to improve by up to 60 basis points, excluding an approximately $40 million benefit to gross profit due to changes in revenue accounting standards.

Gross margin expansion reflects:

•	a benefit from changes in revenue accounting standards;

•	a higher proportion of higher margin full-price versus closeout product sales;

•	favorable effects from foreign currency hedging rates; and

•	a favorable channel mix with a greater proportion of higher gross margin DTC net sales.

SG&A Expenses

The company expects 2018 SG&A expenses to increase at a rate faster than net sales, resulting in approximately 170 to 190 basis points of SG&A expense deleverage, and non-GAAP SG&A expense deleverage of approximately 40 to 50 basis points, excluding approximately $40 million in SG&A expenses due to changes in revenue accounting standards, and approximately $27 million in Project CONNECT program expenses and discrete costs.
The increase in projected SG&A expenses is aligned with our strategic priorities, and consists primarily of:

•	increased expenses to support continued expansion in the company's global DTC businesses;

•	incremental expenses from changes in revenue accounting standards;

•	Project CONNECT program expenses and discrete costs;

•	increased information technology related expenses to support strategic initiatives including our multi-year consumer-first omnichannel investments;

•	increased personnel expenses to support strategic initiatives and business growth; and

•	increased demand creation spending.

Licensing

The company expects 2018 licensing income of up to $13.5 million with the outlook based on expected performance of existing licensing partners.

Operating Income

Based on the above assumptions, the company expects 2018 operating income between approximately $263 million and $273 million, and non-GAAP operating income between approximately $290 million and $300 million, resulting in operating margin between approximately 10.1 percent and 10.3 percent, and non-GAAP operating margin between approximately 11.3 percent and 11.5 percent.

The change in revenue accounting standards is expected to have a 15 to 20 basis point negative effect on reported operating margin rate for 2018, but no effect on reported operating income.

Income Tax Expense

The company expects an estimated full year 2018 effective income tax rate of approximately 22 percent, which reflects a lower U.S. federal statutory income tax rate as a result of the TCJA and may be materially affected by further refinement of our 2017 TCJA provisional estimates as well as change in our geographic mix of pre-tax income and other discrete events that may occur during the year.

The Tax Reform section below contains a more detailed discussion of the factors that may affect 2018 income tax expense.

Net Income

The company expects 2018 net income between approximately $203 million and $211 million, and non-GAAP net income between approximately $224 million and $231 million, or diluted earnings per share between approximately $2.88 and $2.98, and non-GAAP diluted earnings per share between $3.17 and $3.27 per diluted share.

Cash Flows

The company expects 2018 capital expenditures of approximately $70 million, comprising investments in DTC expansion, information technology, project-based, and maintenance capital.

The company expects 2018 operating cash flow of up to $230 million.

Non-GAAP Financial Measures

With respect to our 2018 financial outlook, non-GAAP financial measures exclude net sales of approximately $40 million, with an offsetting increase in SG&A expenses of approximately $40 million related to changes in revenue accounting standards, as well as Project CONNECT program expenses and discrete costs of approximately $27 million, $21 million net of tax, or $0.29 per diluted share.

First Quarter 2018 Outlook

Based upon current visibility, we anticipate first quarter 2018 non-GAAP net sales growth and first quarter 2018 non-GAAP net income growth modestly above the rate anticipated for the full year.

Strategic Priorities

As part of the company's commitment to driving sustainable and profitable growth and relentless improvement, senior management is focused on investment in our strategic priorities including:

•	driving brand awareness and sales growth through increased, focused demand creation investments;

•	enhancing consumer experience and digital capabilities in all our channels and geographies;

•	expanding and improving global DTC operations with supporting processes and systems; and

•	investing in our people and optimizing our organization across our portfolio of brands.

Ultimately, we expect our investments to accelerate market share capture across all brands, expand gross margin, improve SG&A expense efficiency, and drive improved operating margin.

Consumer-First Initiative

During the second quarter of 2017, we commenced investment in our consumer-first initiative (C1), which encompasses the Global Retail Platform and IT systems infrastructure to support the growth and continued development of our omnichannel capabilities. The objective of this initiative is consistent with our strategic priorities to deliver an enhanced consumer experience, and to modernize and standardize our processes and systems to enable us to better anticipate and deliver against the needs of our consumers. This multi-year global initiative is currently in the design phase, targeting regional implementations beginning in the first half of 2019. Our financial outlook for 2018 includes the SG&A expenses and capital expenditures that we anticipate incurring for the year for this initiative.

Ongoing ERP Implementation

We are continuing to invest in our multi-year global enterprise resource planning ERP implementation, which has been executed across the majority of our operations to date. We implemented the ERP system in our China joint venture in the second quarter of 2017. We plan to transition Europe-direct onto the system in mid-2018, at which point we will have completed the major components of our global rollout.

Project CONNECT

Project CONNECT is a comprehensive assessment of the company's operating model aimed at aligning our resources to accelerate execution on our strategic priorities. In 2017, we completed the operational assessment phase of Project CONNECT, which included a shift in the company's operating model, executive organization structure and decision rights to enable a brand-led and consumer-focused organization. We have also identified and scoped key business processes requiring modification, operational improvements, and investment in new capabilities in order to support the realigned organization and drive meaningful financial value.

During the second half of 2017, the company began implementation of operational improvements throughout the business. Project CONNECT includes initiatives to drive revenue, capture cost of sales efficiencies, generate SG&A savings, and improve our marketing effectiveness.

A few of these initiatives will be among the first to be implemented. Examples include initiatives in the area of e-commerce optimization, indirect procurement, marketing effectiveness, and refining the promotional cadence in DTC. Other initiatives generally will be implemented following further development, particularly those pertaining to product creation such as assortment optimization and intensifying our emphasis on designing products with the features and functions that consumers value most.

As these improvements begin to be realized, we intend to reallocate resources to our strategic priorities, including incremental demand creation spending and other investments to drive growth across our brands and distribution channels. Our 2018 financial outlook contemplates modest financial benefits attributable to the execution of these initiatives, and we anticipate more meaningful financial value capture beginning in 2019.

In 2017, the company incurred Project CONNECT program expenses and discrete costs of approximately $14.9 million, $9.4 million net of tax, or $0.13 per diluted share. We currently expect to incur Project CONNECT program expenses and discrete costs of approximately $27 million in 2018.

Tax Reform

On December 22, 2017, the U.S. government enacted comprehensive tax legislation, commonly referred to as the Tax Cuts and Jobs Act (TCJA). The TCJA makes broad and complex changes to the U.S. tax code, including, but not limited to (1) reducing the U.S. federal corporate tax rate from 35 percent to 21 percent; (2) requiring companies to pay a one-time transition tax on certain unrepatriated earnings of foreign subsidiaries; (3) requiring a current inclusion in U.S. federal taxable income of certain earnings of controlled foreign corporations; (4) modifying the U.S. tax treatment of foreign withholding taxes; and (5) a new provision designed to tax global intangible low-taxed income (GILTI).

In connection with the company's initial analysis of the effect of the TCJA, we recorded provisional tax expense of $95.6 million during the fourth quarter of 2017, which increased our full-year 2017 income tax expense from $58.8 million to $154.4 million, and increased our effective tax rate from 22.0 percent to 57.9 percent.

This provisional amount primarily consists of (1) $15.0 million related to the re-measurement of the company's net deferred tax assets at the new corporate income tax rate of 21 percent; (2) $49.9 million related to the one-time transition tax; (3) $23.7 million of additional deferred tax liabilities for estimated withholding taxes on future anticipated repatriations of foreign earnings; and (4) $7.0 million related to the disallowance of foreign tax credits. An estimate has not been recorded related to the new GILTI tax under the TCJA because of the complexity of the new tax rules and the lack of clarity surrounding the application of the relevant accounting guidance.

The company's accounting for these elements is provisional and based upon our present interpretations, current available information and reasonable estimates of the effects of the TCJA, and these estimates are subject to further refinement, possibly materially, as additional information becomes available. Our 2018 effective tax rate of 22 percent does not incorporate any of these potential effects.

Capital Allocation

In light of increased cash balances, strong cash flow generation in 2017, and our expectation under revised U.S. tax laws to repatriate certain cash balances currently held in foreign jurisdictions , the company is providing additional insight into its priorities for use of cash.

First and foremost, the company remains committed to maintaining a strong balance sheet while utilizing cash to invest in growth opportunities for the business. We continue to believe that the lowest risk and highest return for the company is to remain focused on improving results in the assets that we already own. We will also look to return 40 to 60 percent of free cash flow, defined as operating cash flow less capital expenditures, to shareholders by increasing our dividend when appropriate and repurchasing shares in the marketplace. Finally, we have demonstrated the capacity to make and integrate acquisitions as opportunities arise.

With the combination of dividend payouts and share repurchases, we returned $86.5 million in cash to shareholders in 2017, representing 30 percent of free cash flow.

The board has approved an increase in the company’s regular quarterly dividend to $0.22 per share from $0.19 per share, representing a 16 percent increase in the quarterly dividend.

As of December 31, 2017, approximately $137.9 million remained available under the current share repurchase authorization, which does not obligate the company to acquire any specific number of shares or to acquire shares over any specified period of time.

As a result of the TCJA, we also intend to repatriate approximately $200 million of foreign cash in 2018, a portion of which may be utilized in returning cash to shareholders.

Supplemental Financial Information

Since Columbia Sportswear Company is a global company, the comparability of its operating results reported in U.S. Dollars is affected by foreign currency exchange rate fluctuations because the underlying currencies in which it transacts change in value over time compared to the U.S. Dollar. To supplement financial information reported in accordance with GAAP, the company discloses constant-currency net sales information, which is a non-GAAP financial measure, to provide a framework to assess how the business performed excluding the effects of changes in the exchange rates used to translate net sales generated in foreign currencies into U.S. dollars. The company calculates constant-currency net sales by translating net sales in foreign currencies for the current period into U.S. dollars at the exchange rates that were in effect during the comparable period of the prior year. Management believes that this non-GAAP financial measure reflects an additional and useful way of viewing an aspect of our operations that, when viewed in conjunction with our GAAP results, provides a more comprehensive understanding of our business and operations. In particular, investors may find the non-GAAP measures useful by reviewing our net sales results without the volatility in foreign currency exchange rates.  This non-GAAP financial measure also facilitates management’s internal comparisons to our historical net sales results and comparisons to competitors’ net sales results.

Additionally, this document includes references to other non-GAAP financial measures that exclude program expenses, discrete costs and associated tax effects related to Project CONNECT and TCJA-related income tax expense. The related tax effects of program expenses and discrete costs related to Project CONNECT were calculated using the respective statutory tax rates for applicable jurisdictions. In addition, non-GAAP financial measures in our 2018 financial outlook exclude increased net sales and offsetting increased SG&A expenses related to changes in revenue accounting standards that took effect beginning January 1, 2018. Management believes that these non-GAAP financial measures enable useful and meaningful comparisons of our operating performance from period to period because they exclude the effects of the aforementioned items above that may not be indicative of our core operating results.

These non-GAAP financial measures, including constant-currency net sales, should be viewed in addition to, and not in lieu of or superior to, our financial measures calculated in accordance with GAAP. The company provides a reconciliation of non-GAAP measures to the most directly comparable financial measure calculated in accordance with GAAP. See "Supplemental Financial Information" tables included in the earnings release announcing fourth quarter, full year 2017 financial results and 2018 outlook located on the investor relations section of the company’s website at http://investor.columbia.com/results.cfm). The non-GAAP financial measures and constant-currency information presented may not be comparable to similarly entitled measures reported by other companies.

First Quarter 2018 Reporting Schedule

Columbia Sportswear plans to report first quarter 2018 financial results on Thursday, April 26, 2018 at approximately 4:00 p.m. ET. Following issuance of the earnings release, a commentary reviewing the results will be furnished to the SEC on Form 8-K and published on the investor relations section of the company’s website at http://investor.columbia.com/results.cfm. A public webcast of Columbia’s earnings conference call will follow at 5:00 p.m. ET at www.columbia.com. To receive email notification of future announcements, please visit http://investor.columbia.com/events.cfm and register for E-Mail Alerts.

Forward-Looking Statements

This document contains forward-looking statements within the meaning of the federal securities laws, including statements regarding anticipated results, net sales and net sales growth, gross margin, including changes in specific components, operating expenses, licensing income, operating income, operating margins, net income, earnings per share, operating cash flow, income tax rates and the effects of tax reform, cash flow, SG&A expense, including deleverage and projected increases and decreases in specific components of SG&A, SG&A expenses associated with changes in revenue accounting standards, Project CONNECT program expenses and discrete costs and our global retail platform initiative, the performance of our U.S. DTC and wholesale businesses, our Europe-direct and our EMEA and LAAP distributor businesses, projected growth or decline in specific geographies, countries and brands, capital expenditures, changes in foreign currency exchange rates, the effect of changes in revenue accounting standards on our financial results, our ability to realize the anticipated benefits of our investments in our strategic priorities, our expectation regarding progress on our ERP implementation, the implementation and expected benefits of initiatives related to Project CONNECT, our expectations regarding repatriation of cash balances held in foreign jurisdictions and our anticipated use of cash balances, including returning cash to shareholders. Forward-looking statements often use words such as "will," "anticipate," "estimate," "expect," "should" and "may" and other words and terms of similar meaning or reference future dates. The company’s expectations, beliefs and projections are expressed in good faith and are believed to have a reasonable basis; however, each forward-looking statement involves a number of risks and uncertainties, including those set forth in this document, those described in the company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q under the heading "Risk Factors," and those that have been or may be described in other reports filed by the company, including reports on Form 8-K. Potential risks and uncertainties that may affect our future revenues, earnings and performance and could cause the actual results of operations or financial condition of the company to differ materially from the anticipated results expressed or implied by forward-looking statements in this document include: loss of key customer accounts; our ability to effectively implement IT infrastructure and business process initiatives and to maintain the strength and security of our IT systems; the effects of unseasonable weather, including global climate change; trends affecting consumer traffic and spending in DTC; our ability to implement our growth strategy; unfavorable economic conditions generally, the financial health of our customers and changes in the level of consumer spending, apparel preferences and fashion trends; changes in international, federal or state tax, labor and other laws and regulations that affect our business, including changes in corporate tax rates or increasing wage rates; the effects of the TCJA, including related changes to our tax obligations and effective tax rate in future periods, as well as future changes to related provisional tax expense recorded in 2017; volatility in global production and transportation costs and capacity; risks inherent in doing business in foreign markets, including fluctuations in currency exchange rates; our ability to attract and retain key personnel; risks associated with our joint venture; higher than expected rates of order cancellations; increased consolidation of our wholesale customers; our ability to effectively source and deliver our products to customers in a timely manner; our dependence on independent manufacturers and suppliers and our ability to source finished products and components at competitive prices from them; the effectiveness of our sales and marketing efforts; intense competition in the industry; business disruptions and acts of terrorism, cyber-attacks or military activities around the globe; our ability to establish and protect our intellectual property; the seasonality of our business; and our ability to develop innovative products. The company cautions that forward-looking statements are inherently less reliable than historical information. The company does not undertake any duty to update any of the forward-looking statements after the date of this document to conform them to actual results or to reflect changes in events, circumstances or its expectations. New factors emerge from time to time and it is not possible for the company to predict or assess the effects of all such factors or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement.

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